UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

DONALDSON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7891	41-0222640
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1400 West 94th Street

_______________Minneapolis, MN 55431_______________

(Address of principal executive offices)

____________________(952) 887-3131____________________

Registrant’s telephone number, including area code

____________________Not Applicable____________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On September 30, 2004, Donaldson Company, Inc. (“Donaldson” or the “Company”) entered into a Second Supplement and First Amendment to Note Purchase Agreement with Metropolitan Life Insurance Company, State Farm Life Insurance Company, Principal Life Insurance Company, on behalf of one or more separate accounts, Midland National Life Insurance Company, Ameritas Life Insurance Corp. and Ameritas Variable Life Insurance Company.  The parties to the agreement other than Donaldson are the holders of Donaldson’s outstanding 6.20% Senior Notes, Series 1998-A, Tranche 1, 6.31% Senior Notes, Series 1998-A, Tranche 2 and 6.39% Senior Notes, Series 1998-B, all of which have been issued under, and subject to the terms of, a Note Purchase Agreement dated as of July 15, 1998.

The agreement provides that, subject to the satisfaction of certain standard closing conditions, on December 17, 2004 (or such other business day no later than December 31, 2004 as is agreed by the parties), Donaldson will issue, and Metropolitan Life and State Farm will purchase, an aggregate of $30,000,000 of a new issuance of 4.85% Senior Notes, Series 2004-A, due December 17, 2011.  These notes will be issued pursuant to the Note Purchase Agreement and accordingly will have the same terms and conditions as the other outstanding notes issued under the Note Purchase Agreement (other than interest rate and due date).

In addition to its provisions regarding the new issuance of notes, the agreement also adds Donaldson Capital, Inc., a wholly-owned subsidiary of Donaldson Company, Inc., as a guarantor of all notes issued under the Note Purchase Agreement and amends certain definitions under the Note Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  October 4, 2004

DONALDSON COMPANY, INC. By: /s/ Thomas R. VerHage Name: Thomas R. VerHage Title: Vice President and Chief Financial Officer